Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of our report dated December 22, 2017, relating to the balance sheet of Platinum Eagle Acquisition Corp. as of September 30, 2017, and the related statements of operations, changes in shareholder’s equity and cash flows for the period from July 12, 2017 (date of inception) to September 30, 2017, and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York
December 22, 2017